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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, Chairman and Chief Executive Officer
or
Thomas E. O'Hern, Senior Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES THIRD QUARTER RESULTS

        Santa Monica, CA (11/05/09)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended September 30, 2009 which included total funds from operations ("FFO") diluted of $88.7 million or $.97 per share-diluted, compared to $1.12 per share-diluted for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, FFO-diluted was $251.4 million, or $2.80 per share-diluted compared to $290.7 million or $3.29 per share-diluted for the nine months ended September 30, 2008. Net income available to common stockholders for the quarter ended September 30, 2009 was $142.8 million or $1.75 per share-diluted compared to $2.6 million or $.03 per share-diluted for the quarter ended September 30, 2008. Included in net income for the quarter was $161.6 million of gain on sale of assets which primarily resulted from the sale of a joint venture interest in Queens Center. For the nine months ended September 30, 2009, net income available to common stockholders was $135.1 million or $1.71 per share-diluted compared to $110.9 million or $1.50 per share-diluted for the nine months ended September 30, 2008. The Company's definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts ("NAREIT"). A reconciliation of net income to FFO and net income per common share-diluted ("EPS") to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Activity:

  •
  During the quarter, Macerich signed 294,000 square feet of specialty store leases with average initial rents of $40.98 per square foot. Starting base rent on new lease signings was 14.2% higher than the expiring base rent.

  •
  The Company completed three joint venture transactions generating over $434 million of cash proceeds.

  •
  Portfolio occupancy at September 30, 2009 was 91.0% compared to 90.5% at June 30, 2009 and 92.8% at September 30, 2008.

  •
  On October 27, 2009, the Company closed a common stock offering of 13.8 million shares that raised net proceeds of $383 million.

  •
  Tenant sales per square foot were $418 for the twelve month period ended September 30, 2009 compared to sales per square foot of $441 for the year ended December 31, 2008.

        Commenting on the quarter, Arthur Coppola chairman and chief executive officer of Macerich stated, "We had a significant amount of capital activity during the quarter having completed three joint ventures that netted over $434 million in cash proceeds. We systematically continued our efforts to de-leverage our balance sheet with the recently completed common equity offering. Our liquidity and debt reduction plan has also included selling non core assets and issuing stock dividends. Year to date we have generated over $1 billion in cash that has been applied towards our de-leveraging goals."

Redevelopment and Development Activity

        On October 15, 2009, Macerich opened the first phase of the Barneys New York-anchored expansion at Scottsdale Fashion Square. Joining Barneys New York are first-to-market retailers Aqua Beachwear, Arthur, Christian Audigier, Love Culture, True Religion and Michael Stars along with Aveda Lifestyle Salon, Forever 21 and three restaurants—Marcella's Ristorante, Modern Steak, and Barneys New York's exclusive Fred's dining concept. In addition, the first Microsoft store in the country opened at Scottsdale Fashion Square.

        At Santa Monica Place, Macerich recently announced that Burberry, Michael Kors, Bernini, Angl, Swarovski and mini-anchors CB2 and Nike are the latest brands planned to open. The new Santa Monica Place is currently under construction and slated to open in August 2010 with anchors Bloomingdale's and Nordstrom. Macerich also announced nine restaurants for the third-level dining deck and completed deals with Tiffany & Co. and Louis Vuitton. To date, Macerich has announced nearly 40 retailers and restaurants, including Kitson LA, BCBGMAXAZRIA, Coach, Joe's Jeans, True Religion, Ed Hardy, Love Culture, Michael Brandon and restaurant concepts La Sandia, Zengo, Pizza Antica, XINO and Ozumo Sushi.

        Phase I of Northgate Mall, a 722,948-square-foot regional mall under redevelopment in Marin County, is scheduled to open in November 2009. Kohl's opened successfully on September 30, 2009 replacing a Mervyn's site. Among the retailers opening in the first phase are H&M, Children's Place, Chipotle, Gymboree, Hot Topic, PacSun, Panera Bread, See's Candies, Sunglass Hut, Tilly's, Tomatina and Vans. Retailers will continue to open in phases into 2010.

Financing Activity

        During the quarter $446 million in unsecured term notes, due in 2010, were paid off. Capital used for the debt reduction was primarily from proceeds from joint venture sales and operating cash retained by reducing the dividend and paying 90% of the dividend in stock.

        Macerich also announced the closing of an $85 million loan on Paradise Valley Mall in Phoenix, Arizona. The loan on the previously unencumbered asset bears interest at a floating rate with the initial rate of 5.50%. The term of the loan is three years, extendable to five years at the Company's election.

        After considering extensions and other loans committed but not yet closed, the Company's remaining debt maturities for 2009 are only $30 million and $268 million for 2010. All of these debt maturities are on secured property loans.

        Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 89% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 76 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about Macerich can be obtained from the Company's website at www.macerich.com.

Investor Conference Call

        The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investing Section) and through CCBN at www.earnings.com. The call begins today, November 5, 2009 at 10:30 AM Pacific Time. To listen to the call, please go to any of these websites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing Section) will be available for one year after the call.

        The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

        Note:    This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

##

 THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(a)		Impact of SFAS 144(a)		Results after SFAS 144(a)
	For the Three Months Ended September 30,		For the Three Months Ended September 30,		For the Three Months Ended September 30,
	Unaudited				Unaudited
	2009	2008(b)	2009	2008	2009	2008(b)
Minimum rents	$119,903	$133,985	(414)	$(2,902)	$119,489	$131,083
Percentage rents	3,909	4,114	—	—	3,909	4,114
Tenant recoveries	59,754	70,059	55	(642)	59,809	69,417
Management Companies' revenues	10,449	10,261	—	—	10,449	10,261
Other income	6,648	7,388	(8)	(2)	6,640	7,386

Total revenues	200,663	225,807	(367)	(3,546)	200,296	222,261

Shopping center and operating expenses	65,160	74,100	(208)	(899)	64,952	73,201
Management Companies' operating expenses	16,400	19,014	—	—	16,400	19,014
Income tax expense (benefit)	302	(362)	—	—	302	(362)
Depreciation and amortization	61,856	66,637	(41)	(700)	61,815	65,937
REIT general and administrative expenses	7,084	2,881	—	—	7,084	2,881
Interest expense(b)	65,779	73,889	—	—	65,779	73,889
Loss on early extinguishment of debt	(455)	—	—	—	(455)	—
Gain (loss) on sale or write down of assets	161,580	(5,178)	(3,968)	961	157,612	(4,217)
Equity in income of unconsolidated joint ventures(c)	19,165	19,928	—	—	19,165	19,928
Income from continuing operations	164,372	4,398	(4,086)	(986)	160,286	3,412
Discontinued operations:
Gain (loss) on sale or disposition of assets	—	—	3,968	(961)	3,968	(961)
Income from discontinued operations	—	—	118	1,947	118	1,947
Total income from discontinued operations	—	—	4,086	986	4,086	986
Net income	164,372	4,398	—	—	164,372	4,398
Less net income attributable to noncontrolling interests	21,534	925	—	—	21,534	925
Net income attributable the Company	142,838	3,473	—	—	142,838	3,473
Less preferred dividends(d)	—	835	—	—	—	835
Net income available to common stockholders	$142,838	$2,638	—	—	$142,838	$2,638

Average number of shares outstanding—basic	79,496	74,931			79,496	74,931

Average shares outstanding, assuming full conversion of OP Units(e)	91,347	87,439			91,347	87,439

Average shares outstanding—Funds From Operations ("FFO")—diluted(d)(e)	91,347	88,333			91,347	88,333

Per share income—diluted before discontinued operations	—	—			$1.71	$0.02

Net income per share—basic(b)	$1.75	$0.03			$1.75	$0.03

Net income per share—diluted(b)(d)(e)	$1.75	$0.03			$1.75	$0.03

Dividend declared per share	$0.60	$0.80			$0.60	$0.80

FFO—basic(b)(e)(f)	$88,650	$97,711			$88,650	$97,711

FFO—diluted(b)(d)(e)(f)	$88,650	$98,546			$88,650	$98,546

FFO per share—basic(b)(e)(f)	$0.97	$1.12			$0.97	$1.12

FFO per share—diluted(b)(d)(e)(f)	$0.97	$1.12			$0.97	$1.12

 THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(a)		Impact of SFAS 144(a)		Results after SFAS 144(a)
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited				Unaudited
	2009	2008(b)	2009	2008	2009	2008(b)
Minimum rents	$370,879	$396,745	(3,634)	$(8,673)	$367,245	$388,072
Percentage rents	9,396	9,772	6	—	9,402	9,772
Tenant recoveries	187,194	204,956	(220)	(1,916)	186,974	203,040
Management Companies' revenues	28,335	30,334	—	—	28,335	30,334
Other income	21,552	20,776	(15)	(356)	21,537	20,420

Total revenues	617,356	662,583	(3,863)	(10,945)	613,493	651,638

Shopping center and operating expenses	203,504	214,407	(1,667)	(2,727)	201,837	211,680
Management Companies' operating expenses	58,702	57,886	—	—	58,702	57,886
Income tax benefit	(878)	(750)	—	—	(878)	(750)
Depreciation and amortization	190,507	185,538	(1,214)	(2,431)	189,293	183,107
REIT general and administrative expenses	16,989	11,419	—	—	16,989	11,419
Interest expense(b)	207,631	220,299	—	—	207,631	220,299
Gain on early extinguishment of debt	29,145	—	—	—	29,145	—
Gain (loss) on sale or write down of assets	136,731	95,135	23,045	(98,189)	159,776	(3,054)
Equity in income of unconsolidated joint ventures(c)	49,647	67,172	—	—	49,647	67,172
Income from continuing operations	156,424	136,091	22,063	(103,976)	178,487	32,115
Discontinued operations:
(Loss) gain on sale or disposition of assets	—	—	(23,045)	98,189	(23,045)	98,189
Income from discontinued operations	—	—	982	5,787	982	5,787
Total (loss) income from discontinued operations	—	—	(22,063)	103,976	(22,063)	103,976
Net income	156,424	136,091	—	—	156,424	136,091
Less net income attributable to noncontrolling interests	21,306	20,994	—	—	21,306	20,994
Net income attributable to the Company	135,118	115,097	—	—	135,118	115,097
Less preferred dividends(d)	—	4,124	—	—	—	4,124
Net income available to common stockholders	$135,118	$110,973	—	—	$135,118	$110,973

Average number of shares outstanding—basic	77,898	73,688			77,898	73,688

Average shares outstanding, assuming full conversion of OP Units(e)	89,635	86,483			89,635	86,483

Average shares outstanding—Funds From Operations ("FFO")—diluted(d)(e)	89,635	88,418			89,635	88,418

Per share income—diluted before discontinued operations	—	—			$1.96	$0.29

Net income per share—basic(b)	$1.71	$1.50			$1.71	$1.50

Net income per share—diluted(b)(d)(e)	$1.71	$1.50			$1.71	$1.50

Dividend declared per share	$2.00	$2.40			$2.00	$2.40

FFO—basic(b)(e)(f)	$251,410	$286,534			$251,410	$286,534

FFO—diluted(b)(d)(e)(f)	$251,410	$290,658			$251,410	$290,658

FFO per share—basic(b)(e)(f)	$2.80	$3.32			$2.80	$3.32

FFO per share—diluted(b)(d)(e)(f)	$2.80	$3.29			$2.80	$3.29

 THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a)
SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The following dispositions impacted the results for the three and nine months ended September 30, 2009 and 2008:

  On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Commons, Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza ("Rochester Properties"). This exchange is referred to as the "Rochester Redemption." As a result of the Rochester Redemption , the Company recorded a gain of $99.3 million and classified the gain to discontinued operations.

  On December 19, 2008, the Company sold the fee simple and/or ground leasehold interests in three freestanding Mervyn's buildings to the Pacific Premier Retail Trust joint venture for $43.4 million. As a result of the sale, the Company has classified the results of operations to discontinued operations for all periods presented.

  On July 14, 2009, the Company sold Village Center, a 170,801 square foot urban village property, for $11.8 million. During the period of July 15, 2009 through July 30, 2009, the Company sold five Kohl's stores for approximately $52.7 million. As a result of these sales, the Company has classified the results of operations to discontinued operations for all periods presented.

(b)
On January 1, 2009, the Company adopted FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement)" (FSP APB 14-1"). As a result, the Company retrospectively applied FSP APB 14-1 to the three and nine months ended September 30, 2008 resulting in an increase to interest expense of $3.6 million and $10.7 million, respectively, and a decrease to net income available to common stockholders of $3.0 million and $9.1 million, respectively, or $0.04 and $0.12 per share, respectively. FSP APB 14-1 decreased FFO for the three and nine months ended September 30, 2008 by $3.6 million and $7.1 million, respectively, or by $0.04 per share and $0.12 per share, respectively.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)
On February 25, 1998, the Company sold $100 million of convertible preferred stock representing 3.627 million shares. The convertible preferred shares were convertible on a 1 for 1 basis for common stock.

  On October 18, 2007, 560,000 shares of convertible preferred stock were converted to common shares. Additionally, on May 6, 2008, May 8, 2008 and September 18, 2008, 684,000, 1,338,860 and 1,044,271 shares of convertible preferred stock were converted to common shares, respectively. As of December 31, 2008, there was no convertible preferred stock outstanding.

  The preferred shares were assumed converted for purposes of net income per share—diluted for the three and nine months ended September 30, 2008. The weighted average preferred shares are assumed converted for purposes of FFO per share—diluted for 2008.

(e)
The Macerich Partnership, L.P. (the "Operating Partnership" or the "OP") has operating partnership units ("OP units"). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(f)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other real estate investment trusts.

  Gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three and nine months ended September 30, 2009 and 2008 by $0.8 million, $3.3 million, $0.6 million and $3.6 million, respectively, or by $0.01 per share, $0.04 per share, $0.01 per share and $0.04 per share, respectively. Additionally, SFAS 141 increased FFO for the three and nine months ended September 30, 2009 and 2008 by $3.2 million, $10.4 million, $4.7 million and $13.2 million, respectively, or by $0.04 per share, $0.12 per share, $0.05 per share and $0.15 per share, respectively.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Pro rata share of joint ventures:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2009	2008	2009	2008
Revenues:
Minimum rents	$72,756	$68,828	$204,733	$202,262
Percentage rents	2,857	2,856	5,712	7,261
Tenant recoveries	35,310	33,024	99,187	97,072
Other	4,361	3,362	11,009	17,371

Total revenues	115,284	108,070	320,641	323,966

Expenses:
Shopping center and operating expenses	39,982	36,487	111,156	108,400
Interest expense	27,448	25,923	78,747	77,850
Depreciation and amortization	28,552	26,292	80,961	74,326

Total operating expenses	95,982	88,702	270,864	260,576

(Loss) gain on sale or write down of assets	(309)	349	(298)	3,272
Equity in income of joint ventures	172	211	168	510

Net income	$19,165	$19,928	$49,647	$67,172

Reconciliation of Net income to FFO(f):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2009	2008	2009	2008
Net income—available to common stockholders	$142,838	$2,638	$135,118	$110,973
Adjustments to reconcile net income to FFO—basic
Noncontrolling interests in OP	21,520	386	20,351	19,051
(Gain) loss on sale or write down of consolidated assets	(161,580)	5,178	(136,731)	(95,135)
plus gain on undepreciated asset sales—consolidated assets	792	224	3,289	798
plus noncontrolling interests share of gain on sale or write-down of consolidated joint ventures	—	—	310	589
less write down of consolidated assets	(589)	—	(28,228)	—
Loss (gain) on sale or write-down of assets from unconsolidated entities (pro rata)	309	(349)	298	(3,272)
plus (loss) gain on undepreciated asset sales—unconsolidated entities (pro rata share)	(26)	328	(24)	2,764
plus noncontrolling interests in gain on sale of unconsolidated entities	—	—	—	487
less write down of assets—unconsolidated entities (pro rata share)	(282)	—	(282)	—
Depreciation and amortization on consolidated assets	61,856	66,637	190,507	185,538
Less depreciation and amortization allocable to noncontrolling interests on consolidated joint ventures	(1,117)	(1,065)	(3,247)	(2,426)
Depreciation and amortization on joint ventures (pro rata)	28,552	26,292	80,961	74,326
Less: depreciation on personal property	(3,623)	(2,558)	(10,912)	(7,159)

Total FFO—basic	88,650	97,711	251,410	286,534
Additional adjustment to arrive at FFO—diluted
Preferred stock dividends earned	—	835	—	4,124

Total FFO—diluted	$88,650	$98,546	$251,410	$290,658

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per diluted share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2009	2008	2009	2008
Earnings per share—diluted	$1.75	$0.03	$1.71	$1.50
Per share impact of depreciation and amortization of real estate	0.94	1.03	2.89	2.91
Per share impact of (gain) loss on sale or write-down of depreciated assets	(1.72)	0.06	(1.80)	(1.10)
Per share impact of preferred stock not dilutive to EPS	—	0.00	—	(0.02)

FFO per share—diluted	$0.97	$1.12	$2.80	$3.29

Reconciliation of Net income to EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2009	2008	2009	2008
Net income—available to common stockholders	$142,838	$2,638	$135,118	$110,973
Interest expense—consolidated assets	65,779	73,889	207,631	220,299
Interest expense—unconsolidated entities (pro rata)	27,448	25,923	78,747	77,850
Depreciation and amortization—consolidated assets	61,856	66,637	190,507	185,538
Depreciation and amortization—unconsolidated entities (pro rata)	28,552	26,292	80,961	74,326
Noncontrolling interests in OP	21,520	386	20,351	19,051
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests on consolidated joint ventures	(1,552)	(1,673)	(4,511)	(3,623)
Loss (gain) on early extinguishment of debt	455	—	(29,145)	—
(Gain) loss on sale or write down of assets—consolidated assets	(161,580)	5,178	(136,731)	(95,135)
Loss (gain) on sale or write down of assets—unconsolidated entities (pro rata)	309	(349)	298	(3,272)
Add: Noncontrolling interests share of gain on sale of consolidated joint ventures	—	—	310	589
Add: Noncontrolling interests share of gain on sale of unconsolidated entities	—	—	—	487
Income tax expense (benefit)	302	(362)	(878)	(750)
Distributions on preferred units	208	242	623	782
Preferred dividends	—	835	—	4,124

EBITDA(g)	$186,135	$199,636	$543,281	$591,239

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EBITDA to Same Centers—Net Operating Income ("NOI"):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2009	2008	2009	2008
EBITDA(g)	$186,135	$199,636	$543,281	$591,239
Add: REIT general and administrative expenses	7,084	2,881	16,989	11,419
Management Companies' revenues	(10,449)	(10,261)	(28,335)	(30,334)
Management Companies' operating expenses	16,400	19,014	58,702	57,886
Lease termination income of comparable centers	(6,901)	(3,476)	(9,206)	(8,263)
EBITDA of non-comparable centers	(27,899)	(40,824)	(69,791)	(105,657)

Same Centers—NOI(h)	$164,370	$166,970	$511,640	$516,290

(g)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(h)
The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses. Same center NOI excludes the impact of straight-line and SFAS 141 adjustments to minimum rents.

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  Exhibit 99.1
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)